UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549 FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 1, 2008 Date of Report (Date of earliest event reported)

DRAYTON HARBOR RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	333-137520	98-0501477
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

502 East John Street,
Carson City, Nevada		89706
(Address of principal executive offices)		(Zip Code)

(702) 973-1583 Registrant’s telephone number, including area code

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Principal Officers: Election of Directors; Appointment of Principal Officers

On December 1, 2008, the Board of Directors of the Company appointed Mr. John J. Lennon, age 53, as President, Secretary, and sole member of the Board of Directors of the Company. The Company’s current sole director and President, Mr. Bhupinder Malhi, tendered his resignation from all positions with the Company following Mr. Lennon’s appointment. Mr. Rogel Gregorio also resigned as Secretary and Treasurer at the time of Mr. Lennon’s appointment.

Since 2007 to the present, Mr. Lennon has served as President of Chamberlain Capital Partners, Director of American Durahomes from 2006 and Treasurer/Director/VP of Finance of US Starcom from 2005-2007. Chamberlain Capital Partners assists companies in the area of maximizing shareholder value through increased sales, cost reduction and refined business strategy. Mr. Lennon has also assisted companies in obtaining debt financing, private placements or other methods of funding. He is responsible for corporate reporting, press releases, and funding related initiatives for US Starcom, a public entity, and American Durahomes, a private corporation. On December 31, 2007, Mr. Lennon was appointed Chief Executive Officer, President, Chief Financial Officer, Secretary, Treasurer and director of Explortex Energy Inc., a publicly reporting company, which is a natural resource exploration company engaged in the participation in drilling of oil and gas in the United States.

From 1987 to 2004, Mr. Lennon served as Senior Vice President of Janney Montgomery Scott, Osterville, MA, Smith Barney and Prudential Bache Securities, managing financial assets for high net worth individuals.

Mr. has not entered into any material compensatory plan, contract or arrangement with the Company.

Since May 30, 2008, Mr. Lennon has been a director, Treasurer and VP of Finance of Brite-Strike Tactical Illumination Products, Inc. a public company.

Mr. Lennon has no family relationships with other officers or directors at the Company.

Item 8.01 Other Information

The Company also announced on December 1, 2008, that the Letter of Intent (“LOI”) it entered into with You.i Labs (“You.i”), announced previously on November 18, 2008, has expired. Both parties were unable to reach a definitive agreement and under the terms of the LOI. Management for Drayton Harbor is now seeking other business opportunities for the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRAYTON HARBOR RESOURCES INC.

Date: December 5, 2008

By: /s/ John J. Lennon John J. Lennon President and Chief Executive Officer